Summary of Findings
                               as Presented to the



                               Board of Directors
                                       of
                            The Cosmetic Center, Inc.

                                November 15, 1996





                             Legg Mason Wood Walker
                                  Incorporated

                                Table of Contents

--------------------------------------------------------------------------------

 I.       Executive Summary
                 A.      Overview
                 B.      Summary of Terms of the Transaction
                 C.      Assumptions
                 D.      Pro Forma Ownership
                 E.      Shareholder Value Creation

--------------------------------------------------------------------------------

 II.    COSCA Stand-Alone Valuation Analysis
                 A.      Overview
                 B.      COSCA Stand-Alone Historical and Projected
                         Financial Data
                 C.      Comparable Company Analysis
                 D.      Comparable Transaction Analysis
                 E.      Acquisition Premiums Analysis
                 F.      Discounted Cash Flow Analysis

--------------------------------------------------------------------------------

 III.    Combined Company Analysis
                 A.      Overview
                 B.      Pro Forma Combined Financial Data
                 C.      Comparable Company Analysis

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Addendum
                A.      Draft Opinion Letter
                B.      Comparable Company Analysis
                C.      Comparable Transaction Analysis
                D.      Discounted Cash Flow Analysis
                E.      COSCA Cost of Equity and WACC Calculations
                F.      COSCA Stock Price and Volume Graphs
                G.      PFC Stand-Alone Income Statements
                H.      Summary of Synergies, Cost Savings and One-Time Expenses
                I.      Pro Forma Combined Company Projections

--------------------------------------------------------------------------------

I.  Executive Summary
================================================================================

A.  Overview

Legg Mason Wood Walker, Incorporated ("Legg Mason") has been requested by the Board of Directors (the "Board") of The Cosmetic Center, Inc. ("COSCA" or the "Company") to render our opinion (the "Opinion") to the Board as to the fairness to the shareholders of the Company, from a financial point of view, of the consideration to be paid for COSCA Class A and Class B Common Stock, in the merger of Prestige Fragrance & Cosmetics, Inc. ("PFC"), a subsidiary of Revlon Consumer Products Corporation ("Revlon"), with and into COSCA (the "Transaction").

These materials are being presented to the Board in support of our Opinion. These materials do not, however, constitute our Opinion and are provided for informational purposes only. Our Opinion is limited to the terms of our opinion letter, a preliminary draft of which is included in Addendum A.


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


I.  Executive Summary
================================================================================

B.  Summary of Terms of the Transaction


                    Item                                                          Comments
Structure:                                            Merger of PFC with and into COSCA.

Consideration per Share:                              (i)     $7.625 in cash, or

                                                      (ii)    one share of COSCA Class C common stock, or

                                                      (iii)   a pro rated combination of COSCA Class C common stock and cash.

Certain Conditions (a):                                    o  The maximum number of COSCA shares to be exchanged for cash shall be 2,829,065 shares (the "Limit"), for
                                                              a total of $21.6 million.

                                                           o  Approval by Revlon's Board of Directors.

                                                           o  Approval by COSCA's Board of Directors and receipt of a Fairness
                                                              Opinion.

Ownership:                                                 o  Revlon will own approximately:
                                                           -    65% of Class C Shares after shares are issued to Revlon.

                                                           -    74% if only the family exchanges its shares for cash.

                                                           -    83% if the cash election Limit is reached.










 -------------------------------------

(a) A complete discussion of Terms and Conditions are listed in the Merger Agreement.

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


I.  Executive Summary
================================================================================

C.  Assumptions

In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by COSCA, PFC and Revlon, and publicly available, and we have not independently verified such information. We have also relied upon the managements of COSCA, PFC and Revlon as to the reasonableness and achievability of the financial projections (and the assumptions and bases thereof) provided to us for COSCA, PFC and the Combined Company, and all publicly available information, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future operating performance of each respective entity, including without limitation the tax benefits, cost savings and operating synergies to be enjoyed by the Combined Company.

For the development of the Pro Forma operating performance of the Combined Company, we excluded one-time charges and the effects of the NOLs on the Company's after tax earnings, and valued these items separately. This is in keeping with our belief that the market will attribute value to the Company's earnings independent of these factors, and will evaluate them separately from the Company's underlying performance.

We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of COSCA or of PFC and we have not been furnished with any such appraisal or evaluation. Our Opinion is necessarily based upon COSCA's stock price as well as economic and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof.

This presentation summarizes the financial analyses we employed in reaching our Opinion.


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


I.  Executive Summary
================================================================================

C.  Assumptions (cont.)

The valuation analyses and pro forma analyses which Legg Mason performed are based on the most recent financial information provided by the managements of COSCA, PFC and Revlon. Several changes have been made to the analyses to reflect subsequent due diligence, recent operating results of both companies, and current stock market valuations of comparable companies since our last presentation to the Board on October 1, 1996. These changes include:

    o   a change in the valuation multiples of comparable public companies

    o the inclusion of 1997 and 1998 projections for PFC (in the prior presentation Legg Mason estimated projections for 1997 for PFC)

    o   the inclusion of 1997 and 1998 projections for the Combined Company

    o   an increase in the 1997 estimated merger synergies

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


I.  Executive Summary
================================================================================
D.  Pro Forma Ownership (a)


                                     Pre-Merger                               Cash Elections             Post-Merger
                                    Number of Shares                         Redeemed Shares           Number of Shares
                            Class A      Class B     Total       %          Class A   Class B          Class C     %
Existing Shareholders     2,934,404     1,616,030   4,550,434   100%      1,824,358   1,004,707       1,721,369    17%
Revlon (b)                     --           --         --        --           --           --         8,479,335    83%
  Total Shares            2,934,404     1,616,030   4,550,434   100%      1,824,358   1,004,707      10,200,704   100%


 -------------------------------------

(a)  For purposes of this presentation, it is assumed that all COSCA shareholders elect to redeem their shares and subsequently receive cash and
     Class C Common Stock on a pro rata basis.
(b)   Following the issuance of management incentive options, Revlon anticipates that its pro forma ownership will be between 80%
      and 83%.

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


I.  Executive Summary
================================================================================

E.  Shareholder Value Creation


                                                                         Scenarios

                                                                                                                 Pro Rata
Per Share Value of:                                    All Cash                      All Stock                  Cash & Stock

A. Cash                                                 $7.63                         $7.63                        $7.63
   Percentage                                            100%                            0%                           62%
                                                        $7.63                         $0.00                         $4.74
B. NOLs (a)                                             $0.51                         $0.51                         $0.51
   Percentage                                              0%                          100%                           38%
                                                        $0.00                         $0.51                         $0.19
C. One-Time Charges (b)                                 $0.25                         $0.25                         $0.25
   Percentage                                              0%                          100%                            38%
                                                        $0.00                         $0.25                         $0.09
                                                        Mean            Median         Mean         Median         Mean       Median
D. Class C Stock (c)                                    $9.25            $9.37        $9.25          $9.37         $9.25       $9.37
   Percentage                                              0%               0%         100%           100%           38%         38%
                                                        $0.00            $0.00        $9.25          $9.37         $3.50       $3.55

                                                        Mean            Median         Mean         Median         Mean       Median
Total Value of Offer (A+B+C+D)                          $7.63            $7.63        $9.51         $9.64          $8.34       $8.39

Unaffected COSCA Stock Price (d)                        $3.97            $3.97        $3.97         $3.97          $3.97       $3.97

   Offer Premium                                          92%              92%         139%          143%            110%      111%


-----------------------------------------
(a)   Assumed combined company has $15 million of NOLs at closing utilized over four years and present valued at $5.2 million using a 6.0% discount rate (COSCA's medium term after tax cost of debt) and a 40% tax rate.

(b)   Represents the per share cost of one-time charges of $2.5 million (pre-tax cost $4.2 million).

(c)   Assuming COSCA 1998 EPS of $0.63 and applying mean and median multiples of 14.7x and 14.9x (developed by discounting the
      1997 mean and median multiples of 16.8x and 17.1x at the cost of equity of 14.5%).

(d)   Weighted average price of COSCA Class A and Class B shares as of August 30, 1996, one month prior to announcement of the
      Letter of Intent.


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


I.  Executive Summary
================================================================================


E.  Shareholder Value Creation (cont.)

                           EPS Accretion Analysis (a)


(Bar Graph appears here, values are as follows)

                                    1997P          1998P
COSCA Stand-Alone Projected EPS     $0.18          $0.35
Pro Forma Combined Company
  Projected EPS                     $0.24          $0.63




---------------------------------

(a) Excluded the effects of one-time charges and NOLs and assumes full taxation for the Combined Company at a 40% rate.
                                       7

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II.  COSCA Stand-Alone Valuation Analysis
================================================================================
A.  Overview

In order to reach the conclusion expressed in our Opinion, we made use of several valuation methodologies, including Comparable Company Analysis, Comparable Transaction Analysis, Acquisition Premiums Analysis, and Discounted Cash Flow Analysis. In addition we considered applying a Leveraged Buyout Analysis and an Asset Liquidation Analysis but concluded those two analyses did not support a meaningful evaluation.

     Comparable Company Analysis: In a Comparable Company Analysis, the value of a company is derived by comparing it to a universe of similar public companies. The stock trading multiples of these public companies are then applied to the company's historical and estimated financial results, to derive a range of possible values for the business.

     Comparable Transaction Analysis: In a Comparable Transaction Analysis, the value of a company is derived by comparing it to a universe of transactions which have occurred within the company's industry. The implied multiples of these transactions are then applied to a company's historical financial results, to derive a range of possible values for the business.

     Acquisition Premiums Analysis: In an Acquisition Premiums Analysis, the average percentage premium of offer prices is compared to trading prices one month prior to the announcement date for publicly announced transactions. The acquisition premiums are then applied to a company's unaffected stock price to derive a range of possible values for the business.

     Discounted Cash Flow Analysis: In a Discounted Cash Flow Analysis ("DCF"), the value derived for a company is equal to the present value of its future after-tax cash flows, after allowing for required reinvestment in both fixed assets and working capital. A DCF valuation focuses on the effects of existing business strategies on cash flow, and deals specifically with a number of key factors, including revenue growth, profitability, reinvestment in fixed assets and working capital and return on capital.

     Leveraged Buyout Analysis: A Leveraged Buyout Analysis ("LBO") is designed to find the maximum price a financial buyer could pay for a company based on the prevailing market rates of return for different types of debt and the return demanded by equity investors. Based on COSCA's projected cash flow assumptions, Legg Mason determined that a leveraged buyout is not a feasible alternative.

     Asset Liquidation Analysis: An Asset Liquidation Analysis is most relevant when a company is likely to be liquidated, when certain assets are far more valuable than their book value, or when certain intangible assets of a company are extremely valuable. We have determined that this analysis is not relevant to COSCA. This is often true for retailers, which in a liquidation receive a minimal value for furniture fixtures, and equipment and a 50% discount off of inventory value. In addition there are costs associated with exiting from the ongoing lease obligations.

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II.  COSCA Stand-Alone Valuation Analysis
================================================================================


A.  Overview (cont.)

A comparison of the results of the valuation methodologies and the Transaction Value are presented below.

   VALUATION METHODOLOGY                    Value per Share Range

     Comparable Company Analysis             $3.08         $5.17
     Comparable Transaction Analysis         $2.01         $3.37
     Acquisition Premiums Analysis           $5.12         $5.28
     Discounted Cash Flow Analysis           $0.56 (a)     $3.41 (b)

   TRANSACTION VALUATION
     All Cash Offer                          $7.63         $7.63
     All Stock Offer                         $9.51         $9.64
     Pro-Rated Cash and Stock Offer          $8.34         $8.39






---------------------------------

(a) Assumes a 5.0x exit multiple and a 19.4% discount rate (low end of sensitivity analysis).
(b) Assumes a 7.0x exit multiple and a 11.4% discount rate (high end of sensitivity analysis).
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


II.  COSCA Stand-Alone Valuation Analysis
================================================================================

B.  COSCA Stand-Alone Historical and Projected Financial Data
     ($ in Thousands)

                                                         Consolidated Statements of Earnings


                         For the Years Ended Nearest September 28,                  For the Years Ending Nearest December 31,
                 1993       1994       1995       1996E    1996E Adj. (a)              1997P     1998P     1999P     2000P    2001P
Net Sales      $109,486    $123,551   $132,304  $133,795   $127,921               $140,552   $153,278  $168,914  $184,462  $195,434
Cost of Sales
 (b)             86,514      96,574    105,094   107,467    102,835                 97,399    105,550   115,938   126,575   133,996
  Gross Profit   22,972      26,977     27,210    26,328     25,086                 43,153     47,728    52,976    57,887    61,438
     % Sales      21.0%       21.8%      20.6%     19.7%       19.6%                  30.7%      31.1%     31.4%     31.4%     31.4%
Operating
 Expenses        17,115      19,929     27,033    27,558     24,696                 40,756     43,988     48,309     52,491   55,681
 Operating
  Income          5,857       7,048        177    (1,230)       390                  2,397      3,740      4,667      5,396    5,757
   % Sales          5.3%        5.7%       0.1%    -0.9%        0.3%                   1.7%       2.4%       2.8%      2.9%     2.9%
Other Income
  (Expense)          84         110        670    (3,929)      (429)                   106        105         105       105      105
Interest
 Income (Expense)   (97)       (166)      (725)   (1,030)    (1,030)                 (1,105)    (1,193)    (1,288)    (1,391)(1,470)
 Pre-Tax Income   5,844       6,992        122    (6,189)    (1,069)                  1,398      2,652      3,484      4,110  4,392
Taxes             2,267       2,804       (157)     (714)      (123)                    565      1,074      1,411      1,665  1,779
 Net Income      $3,577      $4,188       $279   $(5,475)    $ (946)                   $833     $1,578     $2,073     $2,445 $2,613
 EPS              $0.82       $0.95      $0.06   $ (1.27)    $(0.22)                  $0.18      $0.35      $0.46      $0.54  $0.57

Other Data:
Depreciation
& Amortization   $1,392      $1,580     $2,341    $2,470     $2,470                  $2,321     $2,375     $2,737     $2,962  $3,187
EBITDA           $7,249      $8,628     $2,518    $1,240     $2,860                  $4,718     $6,115     $7,404     $8,358  $8,944
Number of Shares  4,388       4,422      4,358     4,314      4,314                   4,550      4,550      4,550      4,550   4,550



---------------------

(a)   Excludes $5,874 in revenues, $4,632 in cost of goods sold, $2,862 in SG&A and $3,500 charge attributable to discontinued
      operations in Atlanta.
(b)   Includes costs for buying, occupancy and distribution.


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


II.  COSCA Stand-Alone Valuation Analysis
================================================================================
B.  COSCA Stand-Alone Historical and Projected Financial Data (cont.)
     ($ in Thousands)

                                                                       Consolidated Stand-Alone Balance Sheets


                                                   As of the Date Nearest September 28,      As of the Date Nearest December 31,
                                                   1993    1994    1995     1996             1997P   1998P   1999P   2000P   2001P
Current Assets
    Cash & Cash Equivalents                        $1,767  $1,382  $1,320    $979            $1,500  $1,600  $1,700  $1,800  $1,900
    Accounts Receivable                             1,073   1,557     881   1,774             1,500   1,500   1,500   1,500   1,500
    Inventories                                    45,002  50,422  61,891  57,379            53,200  55,700  58,200  61,200  64,200
    Other Current Assets                            1,015   1,232   2,641   2,033             1,550   1,560   1,590   1,610   1,630

        Total Current Assets                       48,857  54,593  66,733  62,165            57,750  60,360  62,990  66,110  69,230

PP&E, Net                                           5,468   7,115  10,801   8,492             6,210   5,035   3,339   1,919     331

Other Assets                                          440     426     433     505               485     506     535     615     695

        Total Assets                              $54,765 $62,134 $77,967 $71,162           $64,445 $65,901 $66,864 $68,644 $70,256


Current Liabilities
    Accounts Payable                              $12,817  $9,922 $19,309 $15,956            $8,488  $8,756  $7,097  $7,045  $5,809
    Note Payable                                        0   5,025  11,985  12,220             9,900   9,900   9,900   9,900   9,900
    Other Current Liabilities                       2,654   3,607   4,349   4,798             6,074   5,550   5,975   6,153   6,278


        Total Current Liabilities                  15,471  18,554  35,643  32,974            24,462  24,206  22,972  23,098  21,987

Other Long-Term Liabilities                         1,858   1,918   2,383   1,722             1,321   1,455   1,579   1,688   1,798

Stockholders' Equity                               37,436  41,662  41,941  36,466            38,662  40,240  42,313  43,858  46,471

    Total Liabilities & Stockholders' Equity      $54,765 $62,134 $79,967 $71,162           $64,445 $65,901 $66,864 $68,644 $70,256

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


II.  COSCA Stand-Alone Valuation Analysis
================================================================================

C.  Comparable Company Analysis

The Comparable Company Analysis provides us with a "feel" for what the financial markets, on average, are willing to pay for businesses with similar economics and industry dynamics as COSCA. While not identical to COSCA, the selected companies do evidence similarities in product lines. The companies included in the Comparable Company Analysis are presented below:

================================================================================
                              Retailers of Cosmetics
      o   Arbor Drugs, Inc.                            o    Perfumania, Inc.

      o   Drug Emporium, Inc.                          o    Revco D.S., Inc.

      o   Genovese Drug Stores, Inc.                   o    Rite Aid Corp.

      o   Longs Drug Stores Corp.                      o    Walgreen Co.
================================================================================


The analysis sets out, for the respective companies, market values as of November 13, 1996 and multiples of market value or enterprise value (market value plus debt less cash) to:

================================================================================

                      Market Value                              Enterprise Value
o  Projected 1997 and 1998 earnings per share                o LTM revenues
o  Latest twelve months ("LTM") earnings per share           o LTM earnings before interest, taxes, depreciation and
o  Most recent book value                                      amortization ("EBITDA")
                                                             o LTM earnings before interest and taxes ("EBIT")

================================================================================

A summary of the results of this analysis follows. A complete version of the Comparable Company Analysis may be found in Addendum B.

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II.  COSCA Stand-Alone Valuation Analysis
================================================================================
C.  Comparable Company Analysis (cont.)

Following are the summary multiples for the comparable companies. We have relied on multiples of projected 1997 and 1998 EPS to derive a value for COSCA on a stand-alone basis. COSCA's earnings have been significantly depressed, as a result multiples of latest twelve month Revenues, EBITDA, EBIT, Book Value and EPS would result in distorted or not meaningful valuations. In order to derive a value based on 1998 projected EPS, Legg Mason utilized comparable company multiples of 1997 projected EPS and adjusted by a discount rate of 14.5%. Latest twelve months operating results have been depressed by a variety of factors including the unsuccessful expansion into and exit from the Atlanta market, the upfront cost of expanding into salons and certain factors specific to the industry and retail environment. The comparable companies, because they carry broader product lines than the Company and have greater geographic diversity, have not been affected to the same extent as the Company by certain industry factors.

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II.  COSCA Stand-Alone Valuation Analysis
================================================================================
C.  Comparable Company Analysis (cont.)

                                                                  Retailers of Cosmetics (a)
                                                Market Value plus Net Debt                        Market Value
                                                  as a Multiple of:                             as a Multiple of:
                                              LTM        LTM       LTM             Book      Projected    Projected  Projected
                                             Revenues  EBITDA (b)  EBIT (c)        Value     LTM EPS      1997 EPS    1998 EPS (d)

No. of Data Points                              8         8          8               8           8             7         7
Mean                                          0.52 x    8.58 x     12.12 x        2.36 x     18.06 x       16.85 x   14.71 x
Median                                        0.49      7.91       12.28          2.21       18.36         17.08     14.92

COSCA LTM Adj. Data                        $127.92     $2.86       $0.39        $36.47      $(0.22)        $0.18     $0.35

Implied Enterprise Value
    Mean                                   $ 66.06    $24.55       $4.73           --           --            --        --
    Median                                   63.24     22.62        4.79           --           --            --        --

Net Debt                                     $8.40     $8.40       $8.40           --           --            --        --

Implied Equity Value
    Mean                                   $ 57.66    $16.15        NMF          $86.04         --            --        --
    Median                                   54.84     14.22        NMF           80.62         --            --        --
Value per Share:

    Mean                                   $ 12.67     $3.55        NMF          $18.91         NMF         $3.08     $5.10
    Median                                   12.05      3.13        NMF           17.72         NMF           3.13     5.17




----------------------------------------------
(a)   $ in millions, except per share values.
(b)   EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization.
(c)   EBIT is Earnings Before Interest and Taxes.
(d)   Multiples were derived from 1997 multiples and adjusted by a discount rate of 14.5%.

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II.  COSCA Stand-Alone Valuation Analysis
================================================================================

D.  Comparable Transaction Analysis

The multiples paid for the acquisition of a public company are typically higher than the price a company trades for in the public market because the value of a controlling ownership on a per share basis is greater than the value of a single share. In analyzing comparable transactions, the relevant financial parameters are the same as those utilized in evaluating public companies. As with the Comparable Company Analysis, Legg Mason did not rely on multiples of latest twelve month Revenues, EBITDA, EBIT, Book Value and Net Income for the same reasons cited previously. Legg Mason did, however, apply multiples of projected net income to COSCA's projected 1997 net income and 1998 net income (after utilizing a discount rate of 14.5%). It should be noted, however, that most transactions involved private companies. As a result, operating data was available on only three transactions and the usefulness of the Comparable Transaction Analysis is limited.

The information on the following page sets out the value of and multiples paid in several recent transactions within the COSCA comparable universe (i.e., "Retailers of Cosmetics"), broadly defined. A complete version of the Comparable Transaction Analysis may be found in Addendum C.


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II.  COSCA Stand-Alone Valuation Analysis
================================================================================
D. Comparable Transaction Analysis (cont.)

                                                       Retailers of Cosmetics (a)
                                Transaction Value plus Net Debt                   Transaction Value
                                       as a Multiple of:                          as a Multiple of:
                                                                           LTM      One-Year      Two-Year             Premium to
                              LTM       LTM       LTM                      Net      Projected     Projected      Book   Unaffected
                             Revenues   EBITDA   EBIT                    Income  Net Income (b)  Net Income (b)  Value   Share Price
No. of Data Points             11          3        3                       3          3               3            4        3

Mean                          0.39 x    9.09 x   15.90 x                34.26 x    12.87 x          9.73 x       2.79 x  62.18%
Median                        0.39      8.88     14.81                  39.12      11.00            8.90         2.76    62.96%

COSCA LTM Adj. Data        $127.92     $2.86     $0.39                 $(0.22)     $0.18           $0.35       $36.47     $3.97

Implied Enterprise Value
  Mean                      $49.57    $26.00     $6.20                     --         --             --           --          --
  Median                     49.89     25.40      5.78                     --         --             --           --          --

Net Debt                     $8.40     $8.40     $8.40                     --         --             --           --          --

Implied Equity Value
   Mean                      $41.17    $17.60      NMF                     --         --             --        $101.57        --
   Median                     41.49     17.00      NMF                     --         --             --         100.81        --

Value per Share:

   Mean                      $9.05      $3.87      NMF                    NMF        $2.36           $3.37      $22.32      $6.44
   Median                     9.12       3.74      NMF                    NMF         2.01            3.09       22.15       6.47




----------------------------------------------
(a)   $ in millions, except per share amounts.
(b)   Sources:  Valuline and analyst research reports immediately prior to transaction announcement dates.

                                       16

(Legg Mason logo appears here)

II.  COSCA Stand-Alone Valuation Analysis
================================================================================
E.  Acquisition Premiums Analysis

The Acquisition Premiums Analysis shows the average premium to unaffected share price paid by a broad spectrum of acquirors of public companies. Strategic acquirors normally must pay a control premium in order to acquire a company. The size of the premium is determined by several factors, including the attractiveness of the industry, the attractiveness of a company relative to its competitors and the aggressiveness of other bidders. This analysis provides a simple reality check for the Comparable Company and Comparable Transaction analyses, and is most useful in cases when those analyses are inconclusive. The analysis covered 1,286 transactions from January 1, 1991 to September 30, 1996. The results of the analysis are shown in the table below.


                No. of Data         Mean                 Median                 COSCA                      Implied Valuation
   Year           Points        Premium (a)           Premium (a)          Share Price (b)             Mean                 Median
   1991              136             54%                   46%                  $3.97                  $6.11                 $5.80

   1992              147             42%                   38%                  $3.97                   5.64                  5.48

   1993              190             40%                   36%                  $3.97                   5.56                  5.40

   1994              299             43%                   35%                  $3.97                   5.68                  5.36

   1995              341             42%                   35%                  $3.97                   5.64                  5.36

                                                                                         ===================== =====================
 3Q 1996             173             33%                   29%                  $3.97                   5.28                  5.12
                                                                                         ===================== =====================




-------------------------

(a)   Assumes four weeks prior to announcement date.  Source:  Securities Data Corporation.
(b)   Weighted average price of COSCA Class A and Class B shares as of August 30, 1996, one month prior to announcement of the
      Letter of Intent.

                                       17
(Legg Mason logo appears here)

II.  COSCA Stand-Alone Valuation Analysis
================================================================================

E.  Acquisition Premiums Analysis (cont.)


(Median Premium Bar Graph appears here, values are as follows)

                                  1991    1992   1993   1994   1995   3Q1996(a)
Median Market Acquisition Premium  46%      38%   36%    35%    35%     29%
All Cash Offer Premium                                                  92%
Pro Rata Cash & Stock Offer Premium                                    111%
All Stock Offer Premium                                                143%

------------------------------

(a)   For the first three quarters of 1996.

                                       18
(Legg Mason logo appears here)

II.  COSCA Stand-Alone Valuation Analysis
================================================================================

F.  Discounted Cash Flow Analysis

The Discounted Cash Flow value for a company is derived by calculating the present value of its projected operating, unleveraged, after-tax cash flows over a forecasted period of time, plus the estimated value of that company at the conclusion of the cash flow forecasting period (terminal value). Operating cash flow incorporates reinvestment through capital expenditures and investments in working capital to facilitate growth.

The DCF valuation assumed a terminal value for COSCA based on multiples of EBIT for the year ending nearest September 28, 2001 of 5.0x to 7.0x. The cash flows for the years 1997 to 2001 and the range of terminal values were discounted back to January 1, 1997, using discount rates of 11.39% to 19.39%. We applied discount rates derived from the Company's implied weighted average cost of capital (which is based on general risk factors within COSCA's comparable universe adjusted to reflect COSCA's capital structure) and developed a range of rates which we felt reflected the additional risk implied by COSCA's recent and projected operating performance.

The table below contains a matrix of values which were derived using the DCF analysis. Additional detail on the DCF may be found in Addendum D.


                                 Terminal EBIT                              Discount Rate
                                Multiple - 2001               11.39%    13.39%     15.39%    17.39%   19.39%
Total Equity Value                        5.0 x                 $8.0      $6.4     $4.9        $3.6     $2.4
                                          6.0                   11.4       9.4      7.7         6.1      4.7
                                          7.0                   14.7      12.5     10.5         8.7      7.1

Per Share Value                           5.0 x                $1.85     $1.48    $1.14       $0.83    $0.56
                                          6.0                   2.64      2.18     1.79        1.41     1.09
                                          7.0                   3.41      2.90     2.43        2.02     1.65

                                       19

(Legg Mason logo appears here)

III.  Combined Company Analysis
===============================================================================

A.  Overview

Legg Mason analyzed the pro forma operating performance of the Combined Company in order to determine the value of the Class C Stock to be received by COSCA's Class A and Class B stockholders as a portion of the Consideration. The analysis is based upon the projections jointly developed by the managements of COSCA, PFC and Revlon. Based on the analysis which follows, the Transaction is expected to improve COSCA's earnings per share in each of the two forecasted years following the closing of the Transaction.

                                       20
(Legg Mason logo appears here)

III.  Combined Company Analysis
================================================================================
B.  Pro Forma Combined Financial Data
     ($ in Thousands)




                                 For the Years Ended(ing) December 31,
                           -----------------------------------------------
                                    1995H      1996H      1997P      1998P
                                    ------     -----     ------      ------

       Net Sales                   $205,021    $206,826   $226,552   $247,278


      Cost of Goods Sold            141,138     139,763   138,116     148,140
                                   ---------    --------  -------     --------

          Gross Profits              63,883      67,063    88,436     99,138
             %Sales                   31.2%       32.4%     39.0%      40.1%

     Operating Expenses              59,103      61,295    78,605     83,308
     Restructuring Cost(a)                0           0         0          0
                                    --------     -------    ------    -------

        Operating Income              4,780        5,768     9,831     15,830
            % Sales                    2.3%          2.8%     4.3%       6.4%


     Other Income                      670         (103)      106       105
      Interest Income               (5,054)      (5,869)    (5,795)   (5,253)
                                  ---------      --------   -------   -------

        Pre-Tax Income               396           (204)     4,142     10,682

     Taxes                          (107)           (24)     1,657       4,273
                                   --------        -------   -------    -------

      Net Income                    $503          ($180)     $2,485     $6,409
                                   ========       ========  ========   ========

         EPS                        $0.05          ($0.02)   $0.24      $0.63

     Other Data:
     ----------
     Depreciation & Amortization     $4,337        $4,937    $5,083    $4,939

     EBITDA                           9,117        10,705    14,914    20,769

      Number of Shares               10,201        10,201    10,201    10,201




------------------------------

(a)   Excluded for Pro Forma presentation.  See Addendum I for more detail.
                                       21
(Legg Mason logo appears here)

III.  Combined Company Analysis
================================================================================
B.  Pro Forma Combined Financial Data (cont.)
     ($ in Thousands)




                                                                   1996                          1996             Projected
                                           1996         1996      Combined    Pro Forma        Pro Forma      As of December 31,
                                            PFC        COSCA       Company    Adjustments       Combined        1997      1998
Current Assets
   Cash                                  $   1,940   $     979    $   2,919                $   2,919       $   4,558   $   4,658
Accounts Receivable                              0       1,774        1,774                    1,774           1,500       1,500
Inventory                                   32,686      57,379       90,065                   90,065          80,200      84,700
Other Current Assets                           775       2,033        2,808                    2,808           2,325       2,335


  Total Current Assets                      35,401      62,165       97,566            0      97,566          88,583      93,193

PP&E, Net                                    7,703       8,492       16,195                   16,195          16,124      15,280

Goodwill                                     1,461           0        1,461        1,521(a)    2,982           4,069       3,855
Other Assets                                     0         505          505                      505             485         506
  Total Assets                           $  44,565   $  71,162    $ 115,727    $   1,521       $ 117,248   $ 109,261   $ 112,834
Current Liabilities
  Accounts Payable                       $   2,831   $  15,956    $  18,787                    $  18,787   $   9,238   $   9,506
  Notes Payable                                  0      12,220       12,220       37,586(b)       49,806      48,423      44,640
  Accrued Expenses                           1,773       4,928        6,701        6,700          13,401      10,630       9,568
  Other Current Liabilities                      0        (130)        (130)                        (130)      1,074         550

     Total Current Liabilities               4,604      32,974       37,578       44,286          81,864      69,365      64,264

Long-Term Liabilities                       18,746       1,722       20,468      (15,000)(c)       5,468       1,321       1,455

Stockholders' Equity                        21,215      36,466       57,681      (27,765)         29,916      38,574      47,116

     Total Liabilities & Stockholders'
          Equity                         $  44,565   $  71,162    $ 115,727       $1,521       $ 117,248   $ 109,260   $ 112,835


------------------------------

(a)  Goodwill attributable to the purchase of COSCA
(b) Note payable to finance cash election, and partial repayment of Revlon intercompany payable
(c)  Partial repayment of Revlon intercompany payable of $18,746.

                                       22
(Legg Mason logo appears here)

III.  Combined Company Analysis
===============================================================================
C.  Comparable Company Analysis
     ($ in Millions)

To value the Combined Company, Legg Mason applied the comparable company multiples to pro forma combined company 1996 (as a proxy for the latest twelve months) Revenues, EBITDA, EBIT, Net Income and Book Value and projected 1997 and 1998 EPS. For valuation purposes, Legg Mason relied primarily on 1998 projected EPS because the 1996 Combined Company data is a mathematical calculation in combining the historical results of the two companies and does not reflect the way management expects to operate the business on a combined basis. It is our belief that investors will emphasize 1998 projected performance (as compared to 1997) because it will be the first year that will include the full impact of synergies and cost savings in operating the Combined Company.

III.  Combined Company Analysis
===============================================================================

C.  Comparable Company Analysis (cont.)
     ($ in Millions)

                                                                      Retailers of Cosmetics (a)
                                          Market Value plus Net Debt                              Market Value
                                                as a Multiple of :                              as a Multiple of:
                                     LTM              LTM            LTM            Book           Projected       Projected
                                   Revenues        EDITDA (b)      EBIT (c)         Value          1997 EPS       1998 EPS (d)



No. of Data Points                      8               8               8               8               7               7

Mean                                 0.52 x          8.58 x          12.12 x         2.36 x         16.85 x         14.71 x
Median                               0.49            7.91            12.28           2.21           17.08           14.92

Combined Company Data             $206.83          $10.71            $5.77         $29.92           $0.24           $0.63

Implied Enterprise Value
  Mean                            $106.81          $91.90           $69.90             --              --              --
  Median                           102.25           84.67            70.85             --              --              --

Net Debt                           $43.87          $43.87           $43.87             --              --              --

Implied Equity Value
  Mean                             $62.94          $48.03           $26.04         $70.59              --              --
  Median                            58.39           40.80            26.98          66.14              --              --

Value per Share
  Mean                              $6.17           $4.71            $2.55          $6.92            $4.10          $9.25
  Median                             5.72            4.00             2.65           6.48             4.16           9.37

------------------------------

(a)   $ in millions, except per share values.
(b)   EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization.
(c)   EBIT is Earnings Before Interest and Taxes.
(d) Multiples were derived from 1997 multiples and adjusted by a discount rate of 14.5%.

DRAFT - SUBJECT TO REVIEW OF FINAL MERGER AGREEMENT

                                               December ______, 1996


The Board of Directors
The Cosmetic Center, Inc.
8839 Greenwood Place
Savage, MD 20763


Members of the Board:

         The Cosmetic Center, Inc. ("Cosmetic"), Prestige Fragrance & Cosmetics, Inc. ("PFC") (a subsidiary of Revlon Consumer Products Corporation ("Revlon")), and Revlon have entered into an Agreement and Plan of Merger (the "Agreement") dated December __, 1996, which provides, among other things, for the merger of PFC with and into Cosmetic (the "Merger").

         Pursuant to the Agreement and as a result of the Merger: (a) the Certificate of Incorporation of Cosmetic would be amended to create a new class of voting Common Stock ("Class C Common Stock") of Cosmetic, (b) Revlon would receive newly issued Class C Common Stock, and (c) at the time of the Merger, each existing Stockholder of Cosmetic could elect to receive, in exchange for each share of Class A Common Stock or Class B Common Stock held by such stockholder, either (i) one share of Class C Common Stock or (ii) cash in the amount of $7.63 per share (the "Cash Election"). The Cash Election is subject to the limitation that not more than {2,829,065} shares of Class A Common Stock and Class B Common Stock and options on Class A and Class B Common Stock will be exchangeable for cash pursuant to the Cash Election (the "Limit"). To the extent that the aggregate shares and options as to which a Cash Election has been made exceed the Limit, each stockholder's and optionholder's Cash Election will be reduced pro rata. The Principal Stockholders have agreed to elect to make the Cash Election for all of their Class A and Class B Common Stock and all options which have an exercise price of less than $7.63. Based on the number of Class C Common shares to be issued to Revlon, Revlon's ownership of the resulting Combined Company would be at least 65%; after giving effect to the Cash Election by the Principal Stockholders, Revlon's ownership would be approximately 74%; and if the Limit is reached, then Revlon's ownership would be increased to approximately 83%. The terms and conditions of the Merger are more fully set forth in the Agreement.

         We have acted as financial advisor to the Board of Directors of Cosmetic in connection with the Merger and will receive a fee for our services, a portion of which is contingent upon the consummation of the transaction. In addition, we will receive a separate fee for providing this opinion.

The Board of Directors                                         December  , 1996
The Cosmetic Center, Inc.                                                Page 2

DRAFT - SUBJECT TO REVIEW OF FINAL MERGER AGREEMENT


         In arriving at our opinion set forth below, we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available audited and unaudited financial statements of Cosmetic and certain other publicly available information of Cosmetic; (iii) reviewed certain internal information, primarily financial in nature, concerning Cosmetic and PFC, prepared by their respective managements; (iv) discussed the past and current operations and financial condition and prospects of Cosmetic with the senior management of Cosmetic; (v) discussed the past and current operations and financial condition and prospects of PFC with the senior management of PFC; (vi) reviewed forecast financial statements of Cosmetic prepared and furnished to us by the senior management of Cosmetic; (vii) reviewed forecast financial statements of PFC prepared and furnished to us by the senior management of PFC;
(viii) reviewed pro forma Combined Company financial statements prepared jointly by the managements of Cosmetic and PFC; (ix) held meetings and discussions with certain officers and employees of Cosmetic and PFC, concerning the operations, financial condition and future prospects of the Combined Company; (x) reviewed recent stock market data relating to Cosmetic; (xi) reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry; (xii) analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we considered relevant to our inquiry; (xiii) considered the pro forma financial effects of the Merger on Cosmetic; and, (xiv) conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

         We are not expressing an opinion as to what the value of Cosmetic Class C Common Stock actually will be when issued to current holders of Cosmetic's Class A and Class B Common Stock pursuant to the Merger Agreement, or as to the price or trading range at which shares of Cosmetic Class C Common Stock may trade following the Merger.

         In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Cosmetic and PFC, and all publicly available information, and we have not independently verified such information. We also have relied upon the managements of Cosmetic and PFC as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us for Cosmetic, PFC and the Combined Company, respectively, and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of each respective entity, including without limitation the tax benefits, cost savings and operating synergies to be enjoyed by the Combined Company. Neither Cosmetic nor PFC publicly discloses internal management projections of the type provided to Legg Mason in connection with Legg Mason's review of the Merger. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation,

The Board of Directors                                         December  , 1996
The Cosmetic Center, Inc.                                                Page 3

DRAFT - SUBJECT TO REVIEW OF FINAL MERGER AGREEMENT


factors related to general economic and competitive conditions.
Accordingly, actual results could vary significantly from those set forth in such projections.

         We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of either Cosmetic or PFC and we have not been furnished with any such appraisals or evaluations. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. Because such estimates are inherently subject to uncertainty, Legg Mason assumes no responsibility for their accuracy. Furthermore, Legg Mason did not consider the range of possible tax consequences facing individual Cosmetic stockholders, and the valuations per share derived by Legg Mason are prior to any tax impact on individual Cosmetic stockholders.

         Our opinion is necessarily based on stock prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of, the date of our opinion. In arriving at our opinion, we were not authorized to solicit, and did not solicit, third party indications of interest from any party with respect to an acquisition of Cosmetic, its assets, or any part thereof. In this regard, we have been advised by Cosmetic's senior management that since the first public announcement of the Merger, no person has contacted either Cosmetic's senior management or Board of Directors regarding any potential alternative transaction to the Merger. We have assumed that the Merger and related transactions described above will be consummated on the terms and conditions described in the forms of the agreements reviewed by us, without any waiver of material terms or conditions by Cosmetic or PFC, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on the Combined Company.

         It is understood that this letter is directed solely to Cosmetic's Board of Directors and does not constitute a recommendation to any stockholder of Cosmetic as to how such stockholder should vote on the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason Wood Walker, Incorporated, provided that this opinion may be included in its entirety in any filing made by Cosmetic with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto.

The Board of Directors                                         December  , 1996
The Cosmetic Center, Inc.                                                Page 4

DRAFT - SUBJECT TO REVIEW OF FINAL MERGER AGREEMENT

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be paid for the Class A Common Stock and Class B Common Stock pursuant to the Agreement is fair to the stockholders of Cosmetic, from a financial point of view.

                                            Very truly yours,


                                            LEGG MASON WOOD WALKER, INCORPORATED

                           The Cosmetic Center, Inc.

       Summary Comparison of Market Multiples for Retailers of Cosmetics
                             (Dollars in Millions)


                                                    Market Value as a Multiple of:      Market Value Plus Net Debt as a Multiple of:
                                             1997      1996      LTM      1995    BOOK       LTM         LTM       LTM
                                              EPS      EPS       EPS      EPS     VALUE   REVENUES     EBITDA     EBIT    ASSETS
Mean                                        16.8 x    18.1 x    19.3 x  20.9 x   2.36 x    0.52 x       8.6 x     12.1 x   1.3 x

Median                                      17.1      18.4      18.8    19.7     2.21      0.49         7.9       12.3     1.2

High                                        20.8      23.9      28.0    31.3     5.03      0.87        13.8       17.1     2.8

Low                                         12.5       7.3       8.2    14.1     0.65      0.17         3.8        6.0     0.5
                                          *  Not included in Mean, Median, High or Low calculations.

The Cosmetic Center, Inc.                   11.5 x*   21.7 x*    NMF     NMF     0.45 x*  0.19 x*     20.6 x*     NMF     0.4 x*
Operates a chain of 77 cosmetics stores
located primarily in the eastern and
midwestern United States.


Arbor Drugs, Inc.  (ARBR)                   18.3      21.1      24.1 x  24.1 x   3.74     0.78        12.1       15.7 x   2.4
Operates a chain of 167 drugstores
located primarily in southeastern
Michigan.


Drug Emporium, Inc.  (DEMP)                 12.5      17.5      14.6    14.1     1.17     0.19         7.3       10.8     0.7
Operates a chain of 136 drugstores
and franchises an additional 88 drugstores
throughout the United States.


Genovese Drug Stores, Inc.  (GDXA)          17.1      19.2      19.5    20.2     1.20     0.17         3.8        6.0     0.5
Operates a chain of 120 drugstores located
in the eastern United States.


Longs Drug Stores Corp.  (LDG)              14.7      15.9      16.9    17.7     1.81     0.33         6.7        9.7     1.1
One of the largest drugstore chains in
North America serving the American West
(CA, CO, HI, NV).


Perfumania, Inc.  (PRFM)                     #N/A      7.3       8.2    14.3     0.65     0.44         7.0       12.0     0.5
Leading specialty retailer and wholesale
distributor of a wide range of brand name
and designer fragrances.




                           The Cosmetic Center, Inc.

 Summary Comparison of Market Multiples for the Retailers of Cosmetics Industry
                             (Dollars in Millions)



                                                       Market Value as a Multiple of:
                                               1997   1996       LTM    1995     BOOK        LTM          LTM     LTM
                                                EPS    EPS       EPS    EPS      VALUE    REVENUES      EBITDA   EBIT     ASSETS

Revco D.S., Inc.  (RXR)                        19.6 x 22.6 x     25.2 x 6.8 x    2.61 x     0.55 x        8.5 x   12.5 x    1.3 x
Operates 2,184 drugstores in 14
contiguous Midwestern, Eastern
and Southeastern states.


Rite Aid Corp.  (RAD)                          14.9   16.9       18.2   9.1      2.66       0.80          9.4     13.1      1.4
Operates approximately 2,800 drugstore
chain in 21 eastern states.



Walgreen Co.  (WAG)                            20.8   23.9       28.0   1.3      5.03       0.87         13.8     17.1      2.8
America's largest drugstore retailer (sales)
with 2,083 drug stores in 31 states

                            The Cosmetic Center, Inc.
    Summary Comparison of Operating and Valuation Data for the Retailers of
                               Cosmetics Industry
                              (Dollars in Millions)



                                                    Latest Twelve Months (LTM)             Book  Share Price  Market   Mkt Value
                                     Revenues    EBITDA    EBIT    Net Income   Assets    Value   (11/13/96)  Value    & Net Debt
The Cosmetic Center, Inc.              $133.80    $1.24   ($1.23)   ($1.92)     $65.73    $37.83    $3.98     $17.17    $25.57

Arbor Drugs, Inc.  (ARBR)               826.13    53.21    41.24     27.02      273.71    176.17    26.00     658.58    646.00

Drug Emporium, Inc.  (DEMP)             825.20    21.05    14.22      3.94      223.38     49.12     4.38      57.53    153.94

Genovese Drug Stores, Inc.  (GDXA)      651.65    28.79    18.19      8.61      209.61     71.44    15.38      85.49    109.53

Longs Drug Stores Corp.  (LDG)        2,705.13   135.59    93.80     56.42      846.45    524.29    47.88     948.88    906.06

Perfumania, Inc.  (PRFM)                130.33     8.23     4.81      3.34      106.88     48.02     4.00      31.24     57.81

Revco D.S., Inc.  (RXR)               5,190.60   332.80   225.70     88.70     2,151.20   874.20    33.25    2,283.28  2,830.08

Rite Aid Corp.  (RAD)                 5,591.16   473.45   341.27    167.50     3,102.48  1,141.64    36.25   3,041.74  4,473.53

Walgreen Co.  (WAG)                  11,425.88   723.30   581.70    358.28     3,504.26  1,986.36   40.63    9,999.44  9,951.30

                            The Cosmetic Center, Inc.

      Summary Comparison of Growth Rates and Margins for the Retailers of
                               Cosmetics Industry
                              (Dollars in Millions)




                                       1993-1995 Compound Annual Growth Rate                  LTM Margins  1993-1995 Average Margins
                                      Revenues   EBITDA   EBIT    Net Income EBITDA    EBIT    Net Income  EBITDA   EBIT  Net Income
The Cosmetic Center, Inc.                4.06%   -62.09%    NMF       NMF      0.93%   -0.92%    -1.43%      3.27%   1.64%     0.72%

Arbor Drugs, Inc.  (ARBR)               15.57%     9.27%  14.24%    21.86%     6.44%    4.99%     3.27%      6.96%   5.05%     3.16%

Drug Emporium, Inc.  (DEMP)             -0.69%    15.98%  25.04%    79.82%     2.55%    1.72%     0.48%      2.40%   1.46%     0.34%

Genovese Drug Stores, Inc.  (GDXA)      11.88%     3.81%  -1.21%     0.13%     4.42%    2.79%     1.32%      4.68%   3.15%     1.56%

Longs Drug Stores Corp.  (LDG)           2.86%     6.58%   5.08%     4.81%     5.01%    3.47%     2.09%      4.74%   3.30%     1.99%

Perfumania, Inc.  (PRFM)                18.28%    90.78%    NMF       NMF      6.32%    3.69%     2.56%      4.30%   1.85%     0.29%

Revco D.S., Inc.  (RXR)                 42.54%    45.90%  47.55%    46.18%     6.41%    4.35%     1.71%      6.17%   4.09%     1.52%

Rite Aid Corp.  (RAD)                   15.84%    17.83%  20.49%    19.22%     8.47%    6.10%     3.00%      8.07%   5.84%     2.93%

Walgreen Co.  (WAG)                     11.95%    12.93%  13.15%    13.40%     6.33%    5.09%     3.14%      6.21%   4.94%     3.05%








                                      * Not included in Mean, Median, High or Low calculations.
Mean                                    14.78%  25.39%     17.76%   26.49%     5.74%    4.03%     2.20%      5.44%   3.71%     1.85%

Median                                  13.76%  14.46%     14.24%   19.22%     6.32%    4.02%     2.32%      5.46%   3.69%     1.77%

High                                    42.54%  90.78%     47.55%   79.82%     8.47%    6.10%     3.27%      8.07%   5.84%     3.16%

Low                                     -0.69%   3.81%     -1.21%    0.13%     2.55%    1.72%     0.48%      2.40%   1.46%     0.29%

                            The Cosmetic Center, Inc.

                           Operating Data Comparisons
                              (Dollars in Millions)



                                                                        EBITDA              EBIT                Net Income
                                                   Net Sales   EBITDA   Margin     EBIT    Margin   Net Income   Margin      EPS
The Cosmetic Center, Inc.          LTM (9/29/96)   $133.80      $1.24     0.93%   ($1.23)   -0.92%   ($1.92)      -1.43%    ($0.44)
Fiscal Year Ended 9/29/96,             1995         133.80       1.24     0.93%    (1.23)   -0.92%    (1.92)      -1.43%     (0.44)
                                       1994         132.30       2.52     1.90%     0.18     0.13%     0.28        0.21%      0.06
                                       1993         123.55       8.63     6.98%     7.05     5.70%     4.19        3.39%      0.95

Arbor Drugs, Inc.  (ARBR)          LTM (7/31/96)    826.13      53.21     6.44%    41.24     4.99%    27.02        3.27%      1.08
Fiscal Year Ended 7/31/96,             1995         826.13      53.21     6.44%    41.24     4.99%    27.02        3.27%      1.08
                                       1994         707.15      51.10     7.23%    35.61     5.04%    23.07        3.26%      0.94
                                       1993         618.56      44.56     7.20%    31.60     5.11%    18.20        2.94%      0.74

Drug Emporium, Inc.  (DEMP)        LTM (6/01/96)    825.20      21.05     2.55%    14.22     1.72%     3.94        0.48%      0.30
Fiscal Year Ended 3/02/96,             1995         738.77      20.31     2.75%    13.37     1.81%     4.14        0.56%      0.31
                                       1994         729.50      17.77     2.44%    10.36     1.42%     2.20        0.30%      0.17
                                       1993         749.04      15.10     2.02%     8.55     1.14%     1.28        0.17%      0.10

Genovese Drug Stores, Inc.  (GDXA) LTM (5/24/96)    651.65      28.79     4.42%    18.19     2.79%     8.61        1.32%      0.79
Fiscal Year Ended 2/02/96,             1995         612.28      25.81     4.21%    16.28     2.66%     8.33        1.36%      0.76
                                       1994         569.98      28.12     4.93%    19.35     3.39%     9.21        1.62%      0.83
                                       1993         489.14      23.95     4.90%    16.68     3.41%     8.31        1.70%      0.75

Longs Drug Stores Corp.  (LDG)     LTM (07/25/96)  2,705.13    135.59     5.01%    93.80     3.47%    56.42        2.09%      2.84
Fiscal Year Ended 01/25/96,            1995        2,644.38    131.18     4.96%    90.83     3.43%    54.65        2.07%      2.71
                                       1994        2,558.27    118.64     4.64%    80.83     3.16%    48.73        1.90%      2.35
                                       1993        2,499.22     115.49     4.62%    82.25     3.29%    49.75        1.99%     2.41

Perfumania, Inc.  (PRFM)           LTM (08/03/96)   130.33       8.23     6.32%     4.81     3.69%     3.34        2.56%      0.49
Fiscal Year Ended 02/03/96,            1995         129.16       7.25     5.62%     3.95     3.06%     2.00        1.55%      0.28
                                       1994         115.58       5.92     5.12%     3.01     2.61%     1.33        1.15%      0.21
                                       1993          92.32       1.99     2.16%    (0.11)   -0.12%    (1.70)      -1.84%     (0.30)

Revco D.S., Inc.  (RXR)            LTM (08/24/96)  5,190.60    332.80     6.41%   225.70     4.35%    88.70        1.71%      1.32
Fiscal Year Ended 06/01/96,            1995        5,087.70    325.90     6.41%   218.80     4.30%    82.70        1.63%      1.24
                                       1994        4,431.90    266.10     6.00%   175.70     3.96%    61.10        1.38%      0.95
                                       1993        2,504.00    153.10     6.11%   100.50     4.01%    38.70        1.55%      0.77

o Cosmetic Center's 1996 EBIT, NI and EPS exclude a one-time $4.0 million restructuring charge.

o Arbor Drugs 1994 EBIT, NI and EPS exclude provisions for third party settlements of $7.0 million.

o Drug Emporium's 1996 and 1995 EBIT, NI and EPS exclude store closure expenses of $3.0 and $11.9 million, respectively.

o Genovese's 1996 NI and EPS exclude a $1.3 million gain on the sale of a division.

o Long's 1996 EBIT, NI and EPS exclude a $14.0 million lawsuit settlement.

o Perfumania's 1994 EBIT, NI and EPS exclude a one-time $0.8 million provision for potential inventory losses.

o Revco's 1996 EBIT, NI and EPS exclude a $12.6 million non-recurring charge relating to a failed merger with Rite-Aid.

o Rite Aid's LTM EBIT, NI and EPS exclude a $16.1 million non-recurring charge related to acquisition costs.

o Walgreen's 1993 NI and EPS exclude $6.8 million in debt redemption costs. LTM D&A is estimated at 1995 D&A plus 75% of 1995 D&A less 75% of 1994 D&A.

                            The Cosmetic Center, Inc.

                           Operating Data Comparisons
                              (Dollars in Millions)



                                                                   EBITDA              EBIT               Net Income
                                              Net Sales   EBITDA   Margin     EBIT    Margin   Net Income  Margin     EPS

Rite Aid Corp.  (RAD)         LTM (06/01/96)  $5,591.16  $473.45     8.47%  $341.27     6.10%  $167.50       3.00%    $1.99
Fiscal Year Ended 03/02/96,       1995        5,446.02    443.21     8.14%   324.54     5.96%   158.95       2.92%     1.90
                                  1994        4,533.85    372.32     8.21%   273.76     6.04%   141.29       3.12%     1.67
                                  1993        4,058.71    319.22     7.86%   223.55     5.51%   111.83       2.76%     1.27

Walgreen Co.  (WAG)           LTM (05/31/96)  11,425.88   723.30     6.33%   581.70     5.09%   358.28       3.14%     1.45
Fiscal Year Ended 08/31/95,       1995        10,395.10   651.56     6.27%   520.02     5.00%   320.79       3.09%     1.30
                                  1994        9,234.98    573.76     6.21%   455.64     4.93%   281.93       3.05%     1.14
                                  1993        8,294.84    510.87     6.16%   406.21     4.90%   249.48       3.01%     1.01


o Cosmetic Center's 1996 EBIT, NI and EPS exclude a one-time $4.0 million restructuring charge.

o Arbor Drugs 1994 EBIT, NI and EPS exclude provisions for third party settlements of $7.0 million.

o Drug Emporium's 1996 and 1995 EBIT, NI and EPS exclude store closure expenses of $3.0 and $11.9 million, respectively.

o Genovese's 1996 NI and EPS exclude a $1.3 million gain on the sale of a division.

o Long's 1996 EBIT, NI and EPS exclude a $14.0 million lawsuit settlement.

o Perfumania's 1994 EBIT, NI and EPS exclude a one-time $0.8 million provision for potential inventory losses.

o Revco's 1996 EBIT, NI and EPS exclude a $12.6 million non-recurring charge relating to a failed merger with Rite-Aid.

o Rite Aid's LTM EBIT, NI and EPS exclude a $16.1 million non-recurring charge related to acquisition costs.

o Walgreen's 1993 NI and EPS exclude $6.8 million in debt redemption costs. LTM D&A is estimated at 1995 D&A plus 75% of 1995 D&A less 75% of 1994 D&A.

                            The Cosmetic Center, Inc.

                       Comparative Capitalization Profile
                              (Dollars in Millions)



                                     The Cosmetic Center, Inc.   Arbor Drugs, Inc.     Drug Emporium, Inc.
                                                                 ARBR                  DEMP

Net Assets:

   Cash & Equivalents                          $1.5              $35.0                    $0.8
   Accounts Receivable                          1.5               17.5                    15.7
   Inventories                                 53.0              106.3                   164.6
   Other Current Assets                         1.7                4.7                     3.6

           Total Current Assets                57.7              163.4                   184.8

   Accounts Payable                             8.0               51.0                    51.5
   Other Current Liabilities                    8.5               17.9                    21.2

           Net Working Capital                 41.2               94.5                   112.1

   Net Plant & Equipment                        7.7               89.1                    31.8
   Other Tangible Assets                        0.4                0.0                     1.7

           Net Tangible Assets                 49.3              183.6                   145.7

   Intangible Assets                            0.0               21.1                     5.0

           Net Assets                         $49.3             $204.8                  $150.7


Capitalization:

   Total Debt                                  $9.9     20.1%    $22.4    10.9%          $97.2            64.5%
   Other Liabilities                            1.5      3.1%      6.2     3.0%            4.3             2.9%
   Preferred Stock (Liquidation Value)          0.0      0.0%      0.0     0.0%            0.0             0.0%
   Total Common Equity                         37.8     76.8%    176.2    86.0%           49.1            32.6%

           Total Capitalization               $49.3    100.0%   $204.8      100.0%         $150.7           100.0%



                                      Genovese Drug Stores Longs Drug Stores Perfumania, Inc.  Revco D S, Inc.
                                      GDXA                 LDG               PRFM              RXR


Net Assets:
                                         $1.6             $52.6               $1.2               $5.5
   Cash & Equivalents                    16.3              49.1               11.5              145.8
   Accounts Receivable                  106.2             313.5               64.9              972.7
   Inventories                            2.1              26.3               11.6               24.7
   Other Current Assets
                                        126.1             441.5               89.1            1,148.7
           Total Current Assets
                                         61.7             147.6               24.8              375.1
   Accounts Payable                       0.0             129.9                4.5              303.2
   Other Current Liabilities
                                         64.4             164.0               59.8              470.4
           Net Working Capital
                                         75.7             393.9               15.5              312.6
   Net Plant & Equipment                  7.8              11.1                2.2              129.2
   Other Tangible Assets
                                        147.9             568.9               77.6              912.2
           Net Tangible Assets
                                          0.0               0.0                0.0              560.7
   Intangible Assets
                                       $147.9            $568.9              $77.6            $1,472.9
           Net Assets


Capitalization:
    Total Debt                          $25.6    17.3%     $9.8     1.7%     $27.7    35.7%    $552.3     37.5%
    Other Liabilities                    50.8    34.3%     34.9     6.1%       1.8     2.3%      46.4      3.2%
    Preferred Stock (Liquidation Value)   0.0     0.0%      0.0     0.0%       0.0     0.0%       0.0      0.0%
    Total Common Equity                  71.4    48.3%    524.3    92.2%      48.0    61.9%     874.2     59.4%

            Total Capitalization       $147.9   100.0%   $568.9   100.0%     $77.6   100.0%   $1,472.9   100.0%



                           The Cosmetic Center, Inc.

                       Comparative Capitalization Profile
                             (Dollars in Millions)



                                                       Rite Aid Corp.                  Walgreen Co.
                                                       RAD                             WAG
Net Assets:

              Cash & Equivalents                          $9.4                           $48.1
              Accounts Receivable                        248.0                           301.0
              Inventories                              1,222.1                         1,531.9
              Other Current Assets                        40.9                            87.7

                      Total Current Assets             1,520.5                         1,968.9

              Accounts Payable                           253.3                           631.7
              Other Current Liabilities                  152.5                           473.5

                      Net Working Capital              1,114.7                           863.6

              Net Plant & Equipment                    1,142.1                         1,374.7
              Other Tangible Assets                       67.6                           160.7

                      Net Tangible Assets              2,324.4                         2,399.0

              Intangible Assets                          372.3                             0.0

                      Net Assets                       $2,696.7                        $2,399.0


Capitalization:

              Total Debt                               $1,441.2           53.4%           $0.0             0.0%
              Other Liabilities                          113.9             4.2%          412.7            17.2%
              Preferred Stock (Liquidation Value)          0.0             0.0%            0.0             0.0%
              Total Common Equity                      1,141.6            42.3%        1,986.4            82.8%

                      Total Capitalization             $2,696.7          100.0%        $2,399.0          100.0%



                           The Cosmetic Center, Inc.

                       Summary of Recent Trading History
                             (Dollars in Millions)



                                Primary    Stock Price    Shares        Market    Mkt Value   1996E   1997E  (1993 - 1995)
                                Exchange   (11/13/96)    Outstanding    Value    & Net Debt    EPS     EPS     EPS CAGR
The Cosmetic Center, Inc.          OTC       $3.98 (a)     4.31         $17.17      $25.57    $0.18   $0.35      NMF        LTM (b)
Fiscal Year Ended 9/29/96,                                                                                                  1995(b)
                                                                                                                            1994(b)
                                                                                                                            1993(b)

Arbor Drugs, Inc.  (ARBR)          OTC       26.00         25.33         658.58      646.00     1.23    1.42    14.67%       LTM
Fiscal Year Ended 7/31/96,                                                                                                  1995
                                                                                                                            1994
                                                                                                                            1993

Drug Emporium, Inc.  (DEMP)        OTC       4.38         13.15          57.53      153.94     0.25    0.35     6.26%       LTM
Fiscal Year Ended 3/02/96,                                                                                                  1995
                                                                                                                            1994
                                                                                                                            1993

Genovese Drug Stores, Inc.  (GDXA) ASE      15.38          5.56          85.49      109.53     0.80    0.90     8.82%       LTM
Fiscal Year Ended 2/02/96,                                                                                                  1995
                                                                                                                            1994
                                                                                                                            1993

Longs Drug Stores Corp.  (LDG)    NYSE      47.88         19.82         948.88      906.06     3.01    3.25     9.51%       LTM
Fiscal Year Ended 01/25/96,                                                                                                 1995
                                                                                                                            1994
                                                                                                                            1993

Perfumania, Inc.  (PRFM)          OTC        4.00          7.81          31.24       57.81     0.55    #N/A     #N/A        LTM
Fiscal Year Ended 02/03/96,                                                                                                 1995
                                                                                                                            1994
                                                                                                                            1993

Revco D.S., Inc.  (RXR)           NYSE      33.25         68.67       2,283.28    2,830.08     1.47    1.70    17.09%       LTM
Fiscal Year Ended 06/01/96,                                                                                                 1995
                                                                                                                            1994
                                                                                                                            1993
                                      Share Price               P/E Ratio
                                          High      Low       High        Low

The Cosmetic Center, Inc.                $9.00    $3.75        NMF           NMF
Fiscal Year Ended 9/29/96,               14.00     5.75        NMF           NMF
                                         20.63    12.75     343.75 x      212.50 x
                                         18.75    11.00      19.74         11.58

Arbor Drugs, Inc.  (ARBR)                26.00    18.00      24.07         16.67
Fiscal Year Ended 7/31/96,               22.25    13.67      20.60         12.66
                                         14.70    10.83      15.64         11.52
                                         15.50    10.58      20.95         14.29

Drug Emporium, Inc.  (DEMP)               4.63     3.25      15.42         10.83
Fiscal Year Ended 3/02/96,                5.63     3.63      18.15         11.69
                                          6.50     4.00      38.24         23.53
                                          7.63     3.63      76.25         36.25

Genovese Drug Stores, Inc.  (GDXA)       15.50     8.38      19.62         10.60
Fiscal Year Ended 2/02/96,               12.27     8.75      16.14         11.51
                                         11.36     8.27      13.69          9.96
                                         10.64     6.48      14.19          8.65

Longs Drug Stores Corp.  (LDG)           48.63    38.25      17.12         13.47
Fiscal Year Ended 01/25/96,              47.88    31.25      17.67         11.53
                                         39.63    30.38      16.86         12.93
                                         37.38    31.75      15.51         13.17

Perfumania, Inc.  (PRFM)                  7.38     3.25      15.05          6.63
Fiscal Year Ended 02/03/96,               7.00     2.75      25.00          9.82
                                          5.88     2.50      27.98         11.90
                                          9.75     3.50        NMF           NMF

Revco D.S., Inc.  (RXR)                  33.25    22.00      25.19         16.67
Fiscal Year Ended 06/01/96,              28.25    17.75      22.78         14.31
                                         24.00    14.00      25.26         14.74
                                         17.00     8.75      22.08         11.36


(a) C's stock price represents a weighted average of class A and class B share prices one month prior to announcement of merger (8/30/96).

(b) C's share price and p/e ratio information are based on just class A shares in these columns only.

                           The Cosmetic Center, Inc.


                       Summary of Recent Trading History
                             (Dollars in Millions)


                               Primary    Stock Price      Shares       Market   Mkt Value   1996E  1997E  (1993 - 1995)
                              Exchange     (11/13/96)   Outstanding     Value   & Net Debt   EPS    EPS      EPS CAGR
Rite Aid Corp.  (RAD)          NYSE          $36.25        83.91      $3,041.74  $4,473.53   $2.14  $2.43    13.09%      LTM
Fiscal Year Ended 03/02/96,                                                                                              1995
                                                                                                                         1994
                                                                                                                         1993

Walgreen Co.  (WAG)            NYSE           40.63       246.14       9,999.44   9,951.30    1.70   1.95    22.47%      LTM
Fiscal Year Ended 08/31/95,                                                                                             1995
                                                                                                                        1994
                                                                                                                        1993
                               Share Price              P/E Ratio
                              High       Low          High      Low
Rite Aid Corp.  (RAD)        $36.38     $27.00       18.28  x   13.57  x
Fiscal Year Ended 03/02/96,   34.25      22.25       18.03      11.71
                              24.00      16.38       14.37       9.81
                              21.50      15.25       16.93      12.01

Walgreen Co.  (WAG)           40.63      28.50       28.02      19.66
Fiscal Year Ended 08/31/95,   31.25      22.38       24.04      17.21
                              22.50      17.06       19.74      14.97
                              22.25      18.06       22.03      17.88




                           The Cosmetic Center, Inc.

             Selected Merger Transactions in the Drugstore Industry




                                                                                              Transaction Value as a
                                                                    Transaction                    Multiple of:
    Date of                                            Transaction   Value Plus   Net      1 Yr. Projected   2 Yr. Projected  Book
Announcement     Acquiror/Target                          Value       Net Debt   Income       Net Income        Net Income    Value
  12/21/94   American Stores/                            $39.0         $39.0     #N/A           #N/A              #N/A        #N/A
               Clark Drugs
               Drugstore chain

  05/06/96   Drug Emporium Inc./                          11.0          11.0     #N/A            #N/A              #N/A        #N/A
               Eagleville Pharmacy (I Got It at Gary's)
               Drugstore chain

  06/28/95   Eckerd Corp./                                75.0          75.0     #N/A             #N/A              #N/A       #N/A
               Rite Aid Corp. (Florida)
               Drugstore chain

  07/11/96   JC Penney Co./                              285.0         358.4     39.1             #N/A              #N/A      2.95 x
               Fay's Inc.
               Drugstore chain

  01/10/95   JC Penney Co./                               75.0          75.0     #N/A             #N/A              #N/A      #N/A
               Kerr Drug Stores Inc.
               Drugstore chain

  02/01/95   Pharmhouse Corp./                            37.0          37.0     #N/A             #N/A              #N/A      #N/A
               FW Woolworth (Rx place)
               Drugstore chain
  09/09/96(a) Revco D.S. Inc./                           380.0         465.1     NMF              18.6x             12.4x     2.57
               Big 8, Inc.
               Drugstore Chain

  04/04/94   Revco D.S. Inc./                            300.0         611.7    41.9              11.0               8.9      3.26
               Hook-SupeRx, Inc.
               Drugstore chain

  06/21/95   Rite Aid Corp./                              63.6          63.6     #N/A             #N/A              #N/A      #N/A
               Pathmark (Drug Stores)
               Drugstore chain

  12/27/94   Rite Aid Corp./                              132.3        218.2    21.8               9.0               7.9      2.35
               Perry Drug Stores Inc.
               Drugstore chain

  12/02/93   Thrifty PayLess Holdings, Inc./             1334.4      1,504.4     NMF              #N/A              #N/A     46.99 *
               PayLess Drug Stores Northwest, Inc.
               Drugstore chain

                          Transaction Value Plus Net Debt as      Implied Control Premium
    Date of                           Multiple of:           Target Price       Target Price
Announcement             Revenues     EBITDA      EBIT      One Day Prior     One Month Prior
  12/21/94                0.39 %      #N/A      #N/A



  05/06/96                 0.20        #N/A      #N/A



  06/28/95                 0.39        #N/A      #N/A



  07/11/96                 0.36       10.6 x    19.8 x             27.5%              56.9%



  01/10/95                 0.41        #N/A      #N/A



  02/01/95                 0.19        #N/A      #N/A


  09/09/96                 0.61       27.5*    178.0*             NMF(b)              NMF(b)

  04/04/94                 0.26        7.8      14.8               50.7%              66.7%



  06/21/95                0.44        #N/A      #N/A



  12/27/94                 0.30        8.9      13.1               46.7%              63.0%



  12/02/93                 0.71    161.8 *   185.7 *

--------------------
(a) This is the announcement date of the original Revco Offer. A subsequent revised offer was announced on 10/28/96.

(b) Not included in analysis because the revised offer was made almost two months prior to the first announcement. Hence, an unaffected price would be approximatley three months out of date during a time of significant market movement.



* Excluded from the calculation of Mean, Median, High and Low.

  Mean:       34.3 x     12.9 x   9.7 x  2.79 x  0.39 x  9.1 x   15.9 x  41.6%  62.2%

  Median:     39.1       11.0     8.9    2.76    0.39    8.9     14.8    46.7%  63.0%

  High:       41.9       18.6    12.4    3.26    0.71   10.6     19.8    50.7%  66.7%

  Low:        21.8        9.0     7.9    2.35    0.19    7.8     13.1    27.5%  56.9%

11/14/96                      05:20 PM

LEGG MASON WOOD WALKER, INC.                 DISCOUNTED CASH FLOW ANALYSIS
The Cosmetic Center, Inc.                            ($ millions)

A.   Assumptions

     Base Case:

     After-Tax Discount Rate       11.39%
     Post-2001 EBITA Multiple       6.00 x



B.   Projected Cash Flow

     Fow the Years Ending 12/31/           1997      1998      1999      2000      2001
     Sales                              $140.55   $153.28   $168.91   $184.46   $195.43
     Growth Rate %                         9.3 %     9.1 %    10.2 %     9.2 %     5.9 %

     Gross Margin %                       30.7 %    31.1 %    31.4 %    31.4 %    31.4 %
     Gross Profit                       $43.15     $47.73    $52.98    $57.89    $61.44

     Operating Expenses %                 29.0 %     28.7 %   28.6 %    28.5 %    28.5 %
     Operating Expenses                 $40.76     $43.99    $48.31    $52.49    $55.68

     EBIT                               $ 2.40     $ 3.74    $ 4.67    $ 5.40    $ 5.76
     Less: Tax      40.0%                 0.96       1.50      1.87      2.16      2.30

     Earnings Bef. Interest Aft. Taxes  $ 1.44     $ 2.24    $ 2.80    $ 3.24    $ 3.45

     Depreciation                       $ 2.32     $ 2.38    $ 2.90    $ 3.02    $ 3.19
     Change in Non-Cash WC                1.99       2.77      3.76      2.89      4.13
     Capital Expenditures                 0.85       1.20      1.20      1.60      1.60

     Net Unlevered Cash Flow            $ 0.92     $ 0.65    $ 0.73    $ 1.76    $ 0.91
     Terminal Value                                                               34.54

     Total Cash Flow                    $ 0.92     $ 0.65    $ 0.73    $ 1.76    $35.45


C.   Net Present Value (NPV) Analysis

          Total Enterprise Value                           Net Equity Value
     PV of Annual Cash Flow        $ 2.9          Total Enterprise Value        $23.0
     PV of Terminal Value           20.1          Total Debt                     12.6
       Total Enterprise Value      $23.0          Cash                            1.0
                                                     Net Equity Value           $11.4

                                                  Shares Outstanding              4.3
                                                     Net Equity Value per share $2.64


D.   Equity Value Sensitivity Analysis

     Discount       Post-2001 EBITA Multiple
       Rate         5.00      6.00      7.00

       19.4%        $2.4      $4.7      $7.1
       17.4%         3.6       6.1       8.7
       15.4%         4.9       7.7      10.5
       13.4%         6.4       9.4      12.5
       11.4%         8.0      11.4      14.7

E.   Equity Value per Share--Sensitivity Analysis

     Discount       Post-2001 EBITA Multiple
       Rate         5.00      6.00      7.00

       19.4%        $0.55     $1.10     $1.65
       17.4%         0.82      1.42      2.02
       15.4%         1.13      1.79      2.44
       13.4%         1.48      2.19      2.90
       11.4%         1.86      2.64      3.42

The Cosmetic Center, Inc.                   Legg Mason Wood Walker, Incorporated
Weighted Average Cost of Capital Calculations                            1/28/97

      I.  Cost of Debt (Kd)
           Estimated All-In Cost for Target             10.00%
           Tax Rate                                     40.00%

                Kd = 0.1 * (1 - 0.4) =                   6.00%

      II.  Cost of Equity (Ke)
           Risk Free Rate (30 Year Treasury)              6.45%
           Beta (See Calculation Below)                   0.98
           Market Risk Premium                            8.20%

                Ke= 0.06453 + 0.98058325318507 * 0.082 = 14.49%

      III.  Weighted Average Cost of Capital (K)
           Target Debt to Capitalization Ratio           36.57%
           Implicit Equity to Capitalization Ratio       63.43%

                K =  (0.06 * 0.3657) + (0.1449 * 0.634 = 11.39%



BETA CALCULATIONS

                         Total Debt &           Market Value  Total Market  Net Debt to  Net Debt to  Effective
                           Preferred  Net Debt   of Equity   Capitalization Cap. Ratio   Equity Ratio Tax Rate
Arbor Drugs, Inc.            $22.37     -12.59     658.58       646.00        -1.95%       -1.91%       40.00%
Drug Emporium, Inc.           97.24      96.41      57.53       153.94        62.63%      167.58%       40.00%
Longs Drug Stores Corp.       25.65      24.05      85.49       109.53        21.96%       28.13%       40.00%
Perfumania, Inc.              27.73      26.57      31.24        57.81        45.96%       85.05%       40.00%
Revco D.S., Inc.             552.30     546.80   2,283.28      2830.08        19.32%       23.95%       40.00%
Rite Aid Corp.             1,441.20   1,431.80   3,041.74      4473.53        32.01%       47.07%       40.00%
Walgreen Co.                   0.00     -48.13   9,999.44      9951.30        -0.48%       -0.48%       40.00%





                                                                 Mean         25.63%       49.91%
                                                               Median         21.96%       28.13%




                         Short Term   Unlevered  Target
                         Levered Beta   Beta      Beta
Arbor Drugs, Inc.            0.96       0.97      0.98
Drug Emporium, Inc.          0.73       0.36
Longs Drug Stores Corp.      0.86       0.74
Perfumania, Inc.             1.21       0.80
Revco D.S., Inc.             0.80       0.70
Rite Aid Corp.               0.81       0.63
Walgreen Co.                 1.10       1.10





                             Mean       0.76
                           Median       0.74

=============================================================================

Addendum F
==============================================================================

COSCA Stock Price and Volume Graphs



                                CLOSING STOCK PRICE



                      9/30/94   12/9/94   2/17/95   4/28/95    7/7/95   9/15/95   11/24/96   2/2/96    4/12/96
Class A                 18.5     13.5           8    7.875        7.5     8.625     6.75      5.375      5.125
Class B                 18.25    13.25      8.875       10          8     8.75         8          6      5.125

                      6/21/96   8/30/96    11/8/96
Class A                 5.125     3.75       5.5
Class B                 6.25      4.375      5.5



                        Trading Volume

                      9/30/94   12/9/94   2/17/95   4/28/95    7/7/95   9/15/95   11/24/96   2/2/96    4/12/96
Class A                11,900    39,700    92,500    67,700     13,000   113,300    49,700   230,700    38,600
Class B                12,600     7,200    19,900    43,700        900    10,900    10,900    29,100     5,800



                      6/21/96   8/30/96    11/8/96
Class A                66,500    43,800      73,600
                        3,600     6,000       7,700




 Latest Twelve Months (a)               Class A           Class B
Average Daily Share Price:               $5.44              5.88
  Average Daily Volume:                 19,786             4,051
--------------------
(a)   Pre-announcement date.

Addendum G
==============================================================================

PFC Stand-Alone Income Statements


                                      For the Years Ended(ing) December 31,

                                1993     1994    1995    1996    1997P   1998P


Net Sales                      $54,677 $62,674 $72,717 $78,905 $86,000 $94,000

Cost of Sales                   27,636  31,922  38,044  37,928  41,717  45,590
                                ------- ------- ------- ------- ------- -------

        Gross Profit            27,041  30,752  34,673  40,977  44,283  48,410
        % Sales


Operating Expenses              27,641  31,441  36,500  38,976  40,552  43,410
                                ------  ------  ------  ------  ------  ------

        Operating Income
        % Sales                   (600)   (689) (1,827)   2,001   3,731   5,000


Other Income                         0       0       0       0       0       0

Interest Income                 (1,589) (2,023) (3,380) (1,149) (1,000)   (700)
                                ------- ------- ------- ------- ------- -------

        Pre-Tax Income          (2,189) (2,712) (5,207)     852   2,731   4,300

Taxes
                                    17      25      50       0       0       0
                               ------- ------- ------- ------- ------- -------

        Net Income              (2,206) (2,737) (5,207)     852   2,731  4,300
                               ======== ======= ======= ======= ======= ======

Other Data:

Depreciation & Amortization     $1,071  $1,388  $1,996   $2,218  $2,564 $2,564

EBITDA                            $471    $699    $169   $4,219  $6,295 $7,564

Addendum H
===============================================================================

Summary of Synergies, Cost Savings and One-Time Expenses


                                                  1996                                       1997
                                                  ----         ----------------------------------------------------------------

                                                 Full Year        1Q            2Q          3Q          4Q       Full Year
Sales Expenses
        Wholesale & Telemarketing
                Payroll                          $73.0
                Other                             74.0
                Synergies Offset                (233.0)
                                                ------        --------      ----------    -------     --------   ---------
                Sales Total                     ($86.0)                                   ($21.5)      ($21.5)     ($43.0)
                                                ======        ========      ==========    =======     ========   =========


General & Administrative
        MIS
                Payroll Net                     $212.3
                Consulting                        12.0
                AS/400 Lease                      98.0
                                                ------        --------      ----------    -------     --------   ---------
                                                 322.3                                       80.6        80.6       161.2

        Executive
                Payroll                          956.5
                Other, Net                       137.0
                                                ------        --------      ----------    -------     --------   ---------
                                               1,093.5            273.4         273.4       273.4       273.4     1,093.6

        Counsel                                    0.0
        Corporate Allocations, Net               525.0                                      131.3       131.3       262.6
        Real Estate, Net                          56.0                                       14.0        14.0        28.0

        Human Resources, Net                     100.0                                       25.0        25.0        50.0
                Reduction in Benefits of PFC     700.0                                      150.0       150.0       300.0

        Finance
                Payroll, Net                     305.8
                Mgr Inv & Cash Acctg            (100.0)
                Loss Prevention                  (73.8)
                Miscellaneous                     30.7
                                                ------        --------      ----------    -------     --------   ---------
                                                 162.7                                       40.7        40.7        81.4

        Merchandising
          Payroll, Net                           387.3
          Miscellaneous                           28.9
                                                ------        --------      ----------    -------     --------   ---------
                                                416.2                                       104.1       104.1       208.2

        Office Services                            0.0                                       40.5        40.5        81.0
        Stores                                   161.9                                       40.5        40.5        81.0
        Contingency                             (250.0)                                     (62.5)      (62.5)     (125.0)
                                                ------        --------      ----------    -------     --------   ---------

                G&A Total                     $3,287.6           $273.4        $273.4      $797.1      $797.1    $2,141.0
                                              =========       =========       ========  ==========    ========  =========


Distribution
        Distribution Center
           Direct Payroll                      $1,102.0
           Indirect Payroll, Net                  237.0
           Rent, Net                              267.0
                                                ------        --------      ----------    -------     --------  ---------
                Distribution Total             $1,606.0                                    $401.5      $401.5      $803.0
                                              =========       =========       ========  ==========    ========   =========


Cost of Goods Sold
        Increased Revlon Product Margin        $1,650.0                                    $275.0      $825.0    $1,100.0
        Increased 3rd Party Margin              1,350.0                                    $225.0      $675.0      $900.0
        Increased COSCA Inventory Reserve           0.0        (250.0)         (250.0)     (250.0)     (250.0)   (1,000.0)
                                                ------        --------      ----------    -------     --------   ---------
                COGS Total                     $3,000.0       ($250.0)        ($250.0)     $250.0    $1,250.0    $1,000.0
                                              =========       =========       ========  ==========    ========   =========


TOTAL SYNERGIES                               $ 7,807.6         $23.4           $23.4    $1,427.1     $2,427.1   $3,901.0
                                              =========       =========       ========  ==========    ========  =========
Inventory Reduction                           ($5,000.0)                                ($2,500.0)   ($5,000.0)
                                              =========                                 ==========    =========

Addendum I
================================================================================

Pro Forma Combined Company Projections

It should be noted that the projections jointly produced by Revlon, PFC & COSCA for the Combined Company made use of more consecutive projection for COSCA than did the COSCA stand-alone projections. Specifically the Combined Company projections incorporated the following adjustments:


                                        Change To COSCA Stand - Alone Projections
                                   1997             1998                          Comments
Salon Sales                        $(1.0)            $(1.0)      But did not reduce corresponding salon expenses
Retail Sales Value Reduction        (3.5)             (3.5)      3.0% growth vs. 5.0% growth in comparable store sales
Cost of Sales                       (2.5)             (2.5)
                                  --------          -------
   Gross Profit                     (1.0)             (1.0)      Gross margin assumption was 28.6%
                                  --------          -------

Total Change in Operating Income   $(2.0)            $(2.0)
                                  =======           ========

In order to be consistent with regard to the COSCA stand-alone projections, Legg Mason reversed these adjustments in the Combined Company projections.

Addendum I
============================================================================

Pro Forma Combined Company Projections (cont.)



                           1995 Combined Income Statements

                                                      Pro Forma          Pro Forma
                             PFC        COSCA       Adjustments (a)       Combined
Net Sales                  $72,717      $132,304              $0           $205,021

Cost of Goods Sold          38,044       105,094          (2,000)           141,138
                           --------     ---------        --------          ---------

  Gross Profit              34,673        27,210           2,000             63,883
    % Sales                   47.7%         20.6%                              31.2%

Operating Expenses          36,500        27,033          (4,430)            59,103
Restructuring Costs              0             0               0                  0
                           --------     ---------       ----------          --------

  Operating Income          (1,827)          177           6,430              4,780
    % Sales                   -2.5%          0.1%                               2.3%

Other Income (Expense)           0           670               0                670
Interest Income (Expense)   (3,380)         (725)           (949)            (5,054)
                           --------     ---------       ----------          --------

   Pre-Tax Income           (5,207)          122           5,481                396

Taxes                           50          (157)              0               (107)(d)
                           --------     ---------       ----------          --------
   Net Income              $(5,257)         $279          $5,481               $503
                           =========    =========       ==========          ========

  EPS                                      $0.06                               $0.05

Other Data:
Depreciation &
  Amortization             $ 1,996        $2,341              $0              $4,337

EBITDA                         169         2,518           6,430               9,117

Number of Shares                           4,314                              10,201


Addendum I
================================================================================

Pro Forma Combined Company Projections (cont.)
   ($ in Thousands)


                                        1996 Combined Income Statements

                                                                PRO FORMA   COMBINED    PRO FORMA       PRO FORMA
                              PFC     COSCA    ADJUSTMENTS (A)    COSCA     COMPANY   ADJUSTMENTS (B)   COMBINED
                            -------  --------  ---------------  ---------   --------  ---------------   ---------
Net Sales                   $78,905  $133,795     ($5,874)      $127,921    $206,826      $     0       $206,826

Cost of Goods Sold           37,928   107,467      (4,632)       102,835     140,763       (1,000)       139,763
                            -------  --------     -------       --------    --------      -------       --------

    Gross Profit             40,977    26,328      (1,242)        25,086      66,063        1,000         67,063
        % Sales               51.9%     19.7%                      19.6%                                   32.4%

Operating Expenses           38,976    27,558      (2,338)        25,220      64,196       (2,901)        61,295
Restructuring Costs               0     4,024      (4,024)             0           0            0              0
                            -------  --------     -------        -------    --------      -------       --------

    Operating Income          2,001    (5,254)      5,120           (134)      1,867        3,901          5,768
        % Sales                2.5%     -3.9%                      -0.1%                                    2.8%

Other Income                      0        95           0             95          95         (198)(c)       (103)
Interest Income              (1,149)   (1,030)          0         (1,030)     (2,179)      (3,690)        (5,869)
                            -------  --------     -------        -------    --------      -------       --------

    Pre-Tax Income              852    (6,189)      5,120         (1,069)       (217)          13           (204)

Taxes                             0      (714)          0           (123)(d)     (25)           0            (24)(d)
                            -------  --------     -------        -------    --------      -------       --------

    Net Income                 $852   ($5,475)     $5,120          ($946)      ($192)         $13          ($180)
                            =======  ========     =======        =======    ========      =======       ========

    EPS                                ($1.27)                    ($0.22)     ($0.02)                     ($0.02)

Other Data:
Depreciation & Amortization  $2,218    $2,719          $0             $0      $4,937           $0         $4,937

EBITDA                        4,219    (2,535)      5,120           (134)      6,804        3,901         10,705

Number of Shares                        4,314                      4,314      10,201                      10,201


-------------------------
(a) Adjustments to back out revenue and costs associated with the operation and discontinuation of the Atlanta operations. No other adjustments.
(b) Adjustments to incorporate synergies and cost savings resulting from the merger, as well as increases in goodwill and interest expense. Used 1997 #'s for all items.
(c) Goodwill amortization
(d) Applied COSCA implied standalone tax rate of 11.5% to losses for pro forma COSCA and pro forma Combined pre tax income.

-------------------------------------------------------------------------------

Addendum I
================================================================================

Pro Forma Combined Company Projections (cont.)
  ($ in Thousands)


                                           1997 Combined Income Statements

                                                Transaction  Combined   Pro Forma   Pro Forma
                                PFC     COSCA   Adjustments  Company   Adjustments   Combined
                             -------- --------  -----------  --------  -----------  ---------
Net Sales                    $86,000  $140,552          $0   $226,552          $0    $226,552

Cost of Goods Sold            41,717    97,399      (1,000)   138,116           0     138,116
                             -------- --------  -----------  --------  -----------  ---------

  Gross Profit                44,283    43,153       1,000     88,436           0      88,436
    % Sales                     51.5%     30.7%                                          39.0%

Operating Expenses            40,552    40,756      (2,703)    78,605           0      78,605
Restructuring Costs                0         0       4,176      4,176      (4,176)          0
                             -------- --------  -----------  --------  -----------  ---------

  Operating Income             3,731     2,397        (473)     5,655           0       9,831
    % Sales                      4.3%      1.7%                                           4.3%

Other Income                       0       106           0        106           0         106
Interest Income               (1,000)   (1,105)     (3,690)    (5,795)          0      (5,795)
                             -------- --------  -----------  --------  -----------  ---------

  Pre-Tax Income               2,731     1,398      (4,163)       (34)          0       4,142

Taxes                              0       565           0        565           0       1,657 (a)
                             -------- --------  -----------  --------  -----------  ---------

  Net Income                  $2,731      $833     ($4,163)     ($599)         $0      $2,485
                             ======== ========  ===========  ========  ===========  =========

  EPS                                    $0.18                                          $0.24

Other Data:
Depreciation & Amortization   $2,564    $2,321        $198     $5,083          $0      $5,083

EBITDA                         6,295     4,718        (275)    10,738           0      14,914

Number of Shares                         4,550       5,650 (b)                         10,201


-------------------
(a) Applied 40% tax rate to pro forma combined company pre-tax income.

Addendum I
================================================================================

Pro Forma Combined Company Projections (cont.)
  ($ in Thousands)


                                           1998 Combined Income Statements

                                                Transaction  Combined   Pro Forma   Pro Forma
                                PFC     COSCA   Adjustments  Company   Adjustments   Combined
                             -------- --------  -----------  --------  -----------  ---------
Net Sales                    $94,000  $153,278          $0   $247,278          $0    $247,278

Cost of Goods Sold            45,590   105,550      (3,000)   148,140           0     148,140
                             -------- --------  -----------  --------  -----------  ---------

  Gross Profit                48,410    47,728       3,000     99,138           0      99,138
    % Sales                     51.5%     31.1%                                          40.1%

Operating Expenses            43,410    43,988      (4,090)    83,308           0      83,308
Restructuring Costs                0         0           0          0           0           0
                             -------- --------  -----------  --------  -----------  ---------

  Operating Income             5,000     3,740       7,090     15,830           0      15,830
    % Sales                      5.3%      2.4%                                           6.4%

Other Income                       0       105           0        105           0         105
Interest Income                 (700)   (1,193)     (3,360)    (5,253)          0      (5,253)
                             -------- --------  -----------  --------  -----------  ---------

  Pre-Tax Income               4,300     2,652      (3,730)    10,682           0      10,682

Taxes                              0     1,074           0      1,074           0       4,273 (a)
                             -------- --------  -----------  --------  -----------  ---------

  Net Income                  $4,300    $1,578     ($3,730)   ($9,608)         $0      $6,409
                             ======== ========  ===========  ========  ===========  =========

  EPS                                    $0.35                                          $0.63

Other Data:
Depreciation & Amortization   $2,564    $2,375          $0     $4,939          $0      $4,939

EBITDA                         7,564     6,115       7,090     20,769           0      20,769

Number of Shares                         4,550       5,650 (b)                         10,201


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(a) Applied 40% tax rate to pro forma combined company pre-tax income.




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